 EX‑34.13

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KPMG LLP

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Chicago, IL 60601-6436

Report of Independent Registered Public Accounting Firm

The Board of Directors

Citibank, N.A.:

We have examined management’s assertion, included in the accompanying Management’s Assertion of Compliance, that the Agency and Trust division of Citibank, N.A. (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) and certain privately-issued (i.e., for which transaction-level reporting is required pursuant to contractual obligation) commercial mortgage-backed securities issued on or after January 1, 2011, as listed in Appendix A of the accompanying Management’s Assertion of Compliance, for which the Company provides the following servicing functions: paying agent, certificate administration and trustee; or certificate administration and paying agent (the “Platform”), except for servicing criteria 1122(d)(1)(iii), 1122(d)(4)(i)-1122(d)(4)(ii) and 1122(d)(4)(iv)-1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended December 31, 2015. Servicing criterion 1122(d)(1)(v) is applicable to the activities the Company performs with respect to the Platform for all transactions in the Platform, including those issued on or before November 23, 2015 for which compliance was previously assessed under other servicing criteria in accordance with the SEC Division of Corporation Finance’s Manual of Publicly Available Interpretations on Regulation AB and Related Rules, Interpretation 11.03, as applicable,  as of and for the twelve months ended December 31, 2015; provided further that, Management has determined that servicing criterion 1122(d)(1)(v) is applicable only to the activities the Company performs related to the mathematically accurate aggregation of information received from servicers and the accurate conveyance of such information within reports to investors. Servicing criterion 1122(d)(4)(iii) is applicable to the activities the Company performs with respect to the Platform only as it relates to the Company’s obligation to report additions, removals or substitutions on reports to investors in accordance with the transaction agreements. With respect to servicing criteria 1122(d)(2)(iii) and 1122(d)(4)(iii), there were no activities performed during the twelve months ended December 31, 2015 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board (United States)and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria as of and for the twelve months ended December 31, 2015 is fairly stated, in all material respects.

/s/ KPMG LLP

Chicago, Illinois

February 26, 2016

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the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.